Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mobile Mini, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333‑41495, 333-86495, 333-43954, 333-65566, 333-107333, 333-136595, 333-162871, 333-188513, and 333-194053 on Form S-8 of Mobile Mini, Inc. of our report dated February 2, 2017, with respect to the consolidated balance sheets of Mobile Mini, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10‑K of Mobile Mini, Inc.

(signed) KPMG LLP

Phoenix, Arizona
February 2, 2017